Exhibit 10.223

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made as of _____ day of March, 2020 by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (together with its subsidiaries and affiliates, the “Company”), and Anthony Zolezzi. (“Executive”), whose address is as currently reflected in the Company’s personnel records.

RECITALS

WHEREAS, Executive was employed by Company as its President and Chief Executive Officer;

WHEREAS, Company and Executive are parties to an employment agreement dated effective as of July 17, 2018 (the “Employment Agreement”);

WHEREAS, Executive tendered his resignation as President & Chief Executive Officer, and any and all other employment and/or director positions he may have held with Company, effective as of August 12, 2019 (the “Separation Date”);

WHEREAS, after Executive’s resignation, the Board of Directors agreed to have Executive remain a director of Twinlab Consolidated Holdings, Inc. and Executive accepted the position;

WHEREAS, a dispute arose between Company and Executive regarding compensation that Executive claims he is owed from Company in relation to his employment separation from the Company and pre-employment services;

WHEREAS, Company and Executive desire to settle fully and finally any and all matters between them, including, but not limited to, any issues surrounding Executive’s employment with the Company, the termination thereof and all compensation owed to Executive and Executive’s Related Parties (as defined herein);

NOW THEREFORE, in consideration of this Agreement and the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

TERMS AND CONDITIONS

ARTICLE 1

AGREEMENTS BY EXECUTIVE

1.1     Resignation; Acceptance of Directorship Position. Executive agrees that he resigned as President and Chief Executive Officer and any and all other employment and/or director positions he may have held with Company, effective as of Separation Date. Executive affirms and agrees that he accepted the Board of Directors offer that he remain on the Board of Directors of Twinlab Consolidated Holdings, Inc. after the Separation Date.

1.2     Initial Equity Award/ Put Right. Executive forfeited the Initial Equity Award (as defined in the Employment Agreement) as required under the Employment Agreement, and agrees that he was not employed for the three-year requisite period to entitle him to a potential Put Right (as defined in the Employment Agreement).

1.3     General Release of Claims. Executive hereby generally releases and forever discharges Company and Twinlab Consolidated Corporation (including, without limitation, Company’s and/or Twinlab Consolidated Corporation’s collective or respective affiliates, subsidiaries, owners, stockholders, agents, directors, officers, members, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them) (collectively, the “Released Parties”) and of and from any and all manner of action or actions, cause or causes of action, at law or in equity, including all suits, debts, liens, contracts, agreements, promises, liabilities, claims, and demands, for any and all damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated, due or to become due (hereinafter called “claims”), which Executive now has or may hereafter have against Company and any of the Released Parties by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof including but not limited to those claims arising out of the Executive’s employment with Company or the termination of such employment. Without limiting the generality of the foregoing, the claims released herein include any claims arising out of, based upon, or in any way related to:

(a)     the Employment Agreement and any amendments or supplements to that agreement;

(b)     any claim of entitlement to present or future employment or reemployment with Company;

(c)     any property, contract, or tort claims, including any and all claims of wrongful discharge, breach of employment contract, breach of any covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with contract or existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy, or any other common law claim of any kind;

(d)     any violation or alleged violation of the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991, as amended), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42. U.S.C. §§ 12101 et seq., as amended, the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act of 1938 (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Labor Code, the Florida Unemployment Insurance Act, the Florida Worker’s Compensation Act, or any other federal, state, or local statute, regulation, or ordinance;

(e)     any violation or alleged violation of the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) including, without limitation, the Older Worker’s Benefit Protection Act, as amended (the “OWBPA”);

(f)     any claim for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health insurance, disability or medical insurance, or any other employee benefit;

(g)     any claim relating to or arising under any other local, state, or federal statute or principle or case of common law (whether in contract or in tort) governing employment, discrimination in employment, breach of contract, and/or the payment of wages, benefits or contractual compensation/damages; and

(h)     any claim that Company or any of the Released Parties has acted improperly, illegally, or unconscionably in any manner whatsoever at any time prior to the execution of this Agreement; provided, however, that the provisions of the Employment Agreement (inclusive of its subparts) that apply post-employment according to their terms shall survive the execution of this Agreement, and shall continue to apply according to their terms; provided however, that the release described herein shall not apply to any claims that Executive has or may have in the future with respect to (i) any breach of this Agreement by Company; (ii) any claim under Company’s directors and officers insurance policies, or claims for indemnification pursuant to the Employment Agreement or Company’s bylaws; (iii) any claim for unemployment compensation; or (iv) any claim for worker’s compensation insurance coverage. Executive does not release any rights to indemnity as provided under the Bylaws or as set forth in the Employment Agreement, that Executive may have possessed in his capacity and by reason of his service as an employee or officer of Company. Company will not seek any exclusion for Executive’s past employment as an officer or engagement as a director from its directors’ and officers’ insurance coverage.

1.4     OWBPA Representations. With respect to Executive’s agreement to release any claims for violations or alleged violations of the AEDA, Executive understands that this Agreement is written in a manner calculated to be understood by him, that he understands this Agreement, that he does not waive any rights or claims that may arise after the date this Agreement is executed, that he is waiving any rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled, that he is advised to consult with an attorney prior to executing this Agreement, that he has had a period of at least 21 days within which to consider this Agreement or has knowingly waived his right to such time period, that he has a period of at least seven (7) days following the execution of this Agreement within which to revoke this Agreement, and that this Agreement will not become effective or enforceable until the revocation period has expired. An revocation by Executive of this Agreement must be delivered in writing to the Company with eight (8) of Executive’s execution of this Agreement.

1.5     Claims of Executive’s Related Parties. Executive acknowledges that this Agreement is intended to settle all disputes for consulting fees that Executive claims Company owes to AG Sales and Marketing, Inc. and all other entities which Executive owns or which Executive has or has had a controlling interest (collectively, “Executive’s Related Parties”). AG Sales and Marketing, Inc., hereby joins into this Agreement and generally releases and forever discharges Company and the Released Parties of and from any and all manner of action or actions, cause or causes of action, at law or in equity, including all suits, debts, liens, contracts, agreements, promises, liabilities, claims, and demands, for any and all damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated, due or to become due, which Executive now has or may hereafter have against Company and any of the Released Parties by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof. Executive agrees to indemnify and hold Company harmless from and defend Company against any liability, demand, cost, expense, claim or attorney’s fees incurred as the result of the assertion of any such claim or claims by AG Sales and Marketing, Inc. or any of Executive’s Related Parties.

1.6     Covenant Not to Sue. Executive agrees that it is his intention in executing this agreement that it shall be effective to bar each and every claim that he now has or could have against Company or any of the Released Parties except as otherwise provided in this Agreement. In signing this Agreement, Executive agrees never to institute any claim at law or equity against Company or any of the Released Parties relating to the Employment Agreement, Executive’s employment with Company or the termination of such employment. Executive hereby waives his right to recover monetary damages, any award and all other individual relief in any charge, complaint, proceeding or lawsuit filed by EMPLOYEE or by anyone else on his/her behalf against the Company or any of the Released Parties, including but not limited to any claim filed on EMPLOYEE’s behalf by the U.S. Equal Employment Opportunity Commission or any other federal, state or local government agency. This Section 1.6 is not intended to and does not prohibit, prevent or inhibit legally protected activity, rights to awards, participation or communication that cannot be legally restricted through the waiver and/or release in Sections 1.3 and 1.6 this Agreement, and Executive and Company agree that Sections 1.3 and 1.6 will not be enforced in a manner that is contrary to applicable law.

1.7     Warranty That Claims Have Not Been Assigned or Conveyed. Executive represents and warrants that he is the only person who may be entitled to assert any claims against Company arising from any claim relating to the Employment Agreement, his former employment with Company or the termination of such employment, and that he has not assigned or conveyed to anyone else any part of or interest in his claims (if any) against Company. Executive agrees to indemnify and hold Company harmless from any liability, demand, cost, expense, or attorney’s fees incurred as the result of the assertion of any such claim or claims by any other person based on such an assignment or conveyance from Executive.

1.8     Return of Company Property. Executive agrees to deliver to Company (and will not keep in his possession, recreate or deliver to anyone else) any and all property, records, notes, reports, proposals, lists, correspondence, materials, equipment, computers, printers, fax machines, computer discs, and other documents or property, together with all copies thereof (in whatever medium recorded) belonging to Company, whether located at Company, Executive’s home or elsewhere; provided however, that Executive shall be entitled to retain all personal effects.

1.9     Effect of Revocation of Agreement by Executive. Notwithstanding Company’s agreements to pay Executive, in the event of any revocation by Executive of this Agreement pursuant to Section 1.4, above, Company will not be obligated to make any payment to Executive.

1.10   Litigation and Regulatory Cooperation. Executive agrees to cooperate with Company in the prosecution or defense of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to pending claims in the derivative and class actions filed against Company that transpired while Executive was employed by Company, upon reasonable request, at reasonable times and with reasonable notice. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to assisting counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times which shall take into consideration Executive’s other previously scheduled commitments. Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Company. Company shall reimburse Executive for all reasonable costs and expenses incurred in connection with his performance under this paragraph.

1.11    Final Expense Submission. Executive agrees that he previously submitted a final expense report and has been fully paid all expenses owed to Executive from Company or under the Employment Agreement.

1.12    Compliance with Securities and Exchange Commission Regulations. With respect to any material nonpublic information known by Executive and subject to regulation by the U.S. Securities & Exchange Commission (“SEC”), Executive agrees that he will comply with SEC Regulation FD (Fair Disclosure), as amended, and will refrain from trading in the Company’s stock until that nonpublic information is either publicly disseminated, deemed immaterial by the Company, and the passage of time.

Article 2

AGREEMENTS BY COMPANY

2.1     Separation Payment; No Other Amounts Due or Payable. As full and final payment of all disputed compensation owed to Executive and any of Executive’s Related Parties under the Employment Agreement or any other agreements, and as full and final settlement of all claims of Executive and Executive’s Related Parties against the Company and any of the Released Parties as of the Effective Date of this Agreement, the Company agrees to pay Executive the sum of Two Hundred Sixty Thousand 00/XX Dollars ($260,000.00) (the “Separation Payment”). The Separation Payment shall be subject to and reduced by all lawful and applicable withholdings, and payable in a lump sum payment within twenty (20) days of the Effective Date of this Agreement.

2.2     Initial Equity Award. Company hereby accepts Executive’s forfeiture of the Initial Equity Award under the Employment Agreement.

2.3     General Release of Claims. Company hereby generally releases and forever discharges Executive (including, without limitation, Executive’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them) of and from any and all manner of action or actions, cause or causes of action, at law or in equity, including all suits, debts, liens, contracts, agreements, promises, liabilities, claims, and demands, for any and all damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated, due or to become due, which Company now has or may hereafter have against Executive by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof including but not limited to those claims arising out of Executive’s employment with Company or the termination of such employment. Without limiting the generality of the foregoing, the claims released herein include any claims arising out of, based upon, or in any way related to:

(i)     the Employment Agreement and any amendments or supplements to that agreement;

(j)     any property, contract, or tort claims, including any and all claims of wrongful discharge, breach of employment contract, breach of any covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with contract or existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy, or any other common law claim of any kind;

(k)     any claim relating to or arising under any other local, state, or federal statute or principle or case of common law (whether in contract or in tort) governing employment, discrimination in employment, and/or the payment of wages or benefits; and

(l)     any claim that Executive has acted improperly, illegally, or unconscionably in any manner whatsoever at any time prior to the execution of this Agreement; provided however, that the release described herein shall not apply to any claims that Company has or may have in the future with respect to (i) any breach of this Agreement by Executive; or (ii) any claims for indemnification pursuant to Company’s bylaws.

Article 3

RESTRICTIVE COVENANTS

3.1     Reaffirmation and Agreement to Abide by Obligations in Section 6 of Employment Agreement. Executive hereby reaffirms and agrees to abide by all of Executive’s obligations in Section 6 of the Employment Agreement that survived the termination of the Employment Agreement.

3.2     Non-Disparagement. To the fullest extent permitted by applicable law, Executive agrees that in any and all conversations, writings or communications regarding Company or any of the Released Parties, that Executive shall make no negative or derogatory statements concerning Company or any of the Released Parties. To the fullest extent permitted by applicable law, Executive further agrees that he will not directly or indirectly communicate with members of the press or media, any federal, state or local governmental agency, or any past or present employees of any of the Released Parties in any manner that disparages the reputation or business practices of Company or any of the Released Parties. Except as permitted by applicable law, Company agrees that in any and all future conversations, writings and inquiries in reference to Executive, Company shall make no negative or derogatory statements regarding Executive. This Section 3.2 is not intended to and does not prohibit, prevent or inhibit legally protected communications or actions by the parties.

3.3     Confidentiality of this Agreement. Executive understands and agrees that this Agreement is a confidential document, and that all of the terms and conditions expressed herein as well as the circumstances and substance of all discussions leading up to this Agreement are confidential. Except as permitted under applicable law, Executive agrees that he will not discuss this Agreement, its terms and conditions, or the circumstances/discussions related to it, with any other person except his attorney, accountant or spouse (collectively, “Executive Permitted Persons”). In the event Executive discusses this Agreement with any Executive Permitted Person, it shall be Executive’s duty, responsibility and obligation, as the case may be, to advise each said person of the confidential nature of this Agreement, its terms and its circumstances, and to direct said person(s) to not discuss this Agreement, its terms or its circumstances with any other person. Executive shall be fully and completely responsible for any breach of this confidentiality provision, whether it be own breach or a breach by an Executive Permitted Person. This Section 3.3 is not intended to and does not prohibit, prevent or inhibit legally protected communications or actions by the parties.

Article 4

GENERAL PROVISIONS & MISCELLANEOUS

4.1     Conflict with Other Agreements. In the event of any conflict of the provisions between this Agreement and the terms and conditions of (a) the Employment Agreement, (b) the Company’s 2013 Stock Incentive Plan (the “Stock Plan”), and (c) award and/or purchase agreements entered into between the Company and Executive under the Stock Plan, if any (together with the Employment Agreement, the “Other Agreements”), the terms and conditions set forth in this Agreement shall control.

4.2     Choice of Law. This Agreement is governed by and will be construed in accordance with the internal laws of the State of Florida without giving effect to any choice of law or conflict provisions or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida, and each party hereby expressly consents to the personal jurisdiction and venue of the state and federal courts located in Palm Beach County, Florida for any lawsuit filed arising from or relating to this Agreement or the related arbitration.

4.3     Mediation/Arbitration. If a dispute arises from or relates to this contract or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The parties further agree that any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Palm Beach County, Florida, USA. The arbitration shall be governed by the laws of the State of Florida. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party's actual damages, except as may be permitted by statute. The arbitrator(s) shall not award consequential damages in any arbitration initiated under this section. The standard provisions of the Commercial Rules shall apply. Arbitrators will have the authority to allocate the costs of the arbitration process among the parties but will only have the authority to allocate attorneys' fees if a particular law permits them to do so. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

4.4     Injunctive Relief. As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, Company and Executive agree that Company shall have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Article 3 of this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. However, nothing in this paragraph should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

4.5     Effective Date. This Agreement shall become effective and enforceable immediately upon the date that it has been executed by both Executive, Company and all Joined Parties and the Revocation Period has expired without Executive exercising his revocation rights under Section 1.4 of this Agreement (the “Effective Date”).

4.6     No Admission of Wrongdoing or Liability. This Agreement shall in no way be considered as an admission by either party that either party acted wrongfully with respect to the other, or that either party has any rights whatever against the other, and both parties specifically disclaim any liability to the others, including in Company’s case, any liability on the part of its officers, employees or agents.

4.7     Suspension of Payment During Disputes. Company may suspend any payment due under this Agreement pending the outcome of litigation and/or arbitration regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement.

4.8     Notices. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing and (ii) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by facsimile or, if not otherwise excluded herein, by electronic mail transmission (including PDF), to the party to whom such notice or communication is directed, to the mailing address or regularly-monitored electronic mail address of such party as follows:

To Company:

Twinlab Consolidation Corporation

Attention CFO

4800 T- Rex Avenue

Boca Raton, FL 33431

Email: kcasey@twinlab.com

To Executive:

Anthony Zolezzi

Address & Email on File with Company’s HR Dept.

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication is sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically, provided that the sender has received a confirmation of such fax or electronic transmission. A party may, for purposes of this Agreement, change his, her or its address, fax number, email address or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other party pursuant to this Section 4.8.

4.9     Third-Party Beneficiaries. Executive and Company acknowledge and agree that the terms of this Agreement, including but not limited to the releases of claims by Executive, will inure to the benefit of Company’s affiliated entities, owners, stockholders, agents, directors, officers, members, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them. This Agreement shall inure to the benefit of Executive and to his heirs, administrators, representatives, executors, successors and assigns.

4.10   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.11    Headings and Construction. The headings in this Agreement are for convenience only and are not considered a part of or used in the construction or interpretation of any provision of this Agreement.

4.12    Entire Agreement. The matters set forth in this Agreement constitute the sole and entire agreement between Executive and Company regarding the subject matter herein and supersede all prior agreements (except as otherwise set forth herein), negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto. Each party understands and agrees that they have not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement. Company and Executive are each entering into this Agreement based on their own independent judgment.

4.13    Amendment to This Agreement. Any amendment to this Agreement must be writing and signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.

4.14    Voluntary Execution. This Agreement has been entered into as a result of arms-length negotiations between Executive and Company, and the parties each represent that they are voluntarily executing this Agreement after an adequate opportunity to consult with counsel of their choosing regarding its meaning and effect.

4.15    Execution in Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, with the same force and effectiveness as if it were executed in one complete document.

IN WITNESS WHEREOF, Company and Executive have executed and delivered this Agreement as of the date first written above.

AGREED:                                                       Twinlab Consolidated Holdings Inc.:

By:       /s/ Daniel DiPofi

As its:  Chief Executive Officer

Date:    March 9, 2020

AGREED:                                                       Anthony Zolezzi:

/s/ Anthony Zolezzi

Date:    March 9, 2020

JOINDER OF PARTY

AG Sales and Marketing, Inc. agrees to be a party to and bound by the obligations, terms and conditions of this Agreement for all purposes relating to Section 1.5 of this Agreement.

AGREED:                                                       AG Sales and Marketing, Inc.:

By:       /s/ Anthony Zolezzi

Anthony Zolezzi

As its:

Date:   March 9, 2020